Exhibit 99.2

Transcript

Event ID:   4792096

Culture:   en-US

Event Name: CH Energy Group Annual Shareholder Meeting

Event Date: 2012-04-24T14:30:00 UTC

C: Steven Lant;CH Energy Group;President, CEO

C: John Gould;CH Energy Group;EVP, General Counsel

C: Denise VanBuren;CH Energy Group;VP - Corporate Communications, Corporate Secretary

P: Peter Raylude;;Shareholder

P: Ruth Aldridgescow;;Shareholder

P: Ray Lanoti;;Shareholder

P: Unidentified Company Representative;;

+++ presentation

Steven Lant: Good morning, ladies and gentlemen. It is now 10.30 and I call to order this Annual Meeting of Shareholders of CH Energy Group. I am Steven Lant, Chairman of your Board of Directors. Pursuant to the bylaws I am designated as the presiding officer of this meeting. I take great pleasure in welcoming you to this annual meeting of shareholders.

Before we begin with the substance of the meeting please allow me to introduce those gathered with me at the podium this morning, John E. Gould, Executive Vice President and General Counsel, and Denise D. VanBuren, Corporate Secretary and Vice President of Corporate Communications of CH Energy Group and Central Hudson. Denise has a few introductory comments to deliver.

Denise VanBuren: Thank you, Steve, and good morning. I would like to address a few administrative points today. Today's meeting is being recorded and is also being webcast. Secondly, the corporation does not allow any other photographs, video or tape recordings during this meeting.

As a courtesy to other shareholders please be sure to silence your cell phones or pagers during this morning's meeting. I note that during today's meeting the directors, the officers and employees of CH Energy Group may discuss management's intentions, beliefs, expectations, projections or make other statements that are not historical in nature.

In that regard and in accordance with the rules and regulations of the Securities and Exchange Commission I refer you to the paragraph regarding forward-looking statements and other matters related to the proposed acquisition of CH Energy Group by Fortis Inc. that appear on pages two to four of the presentation that Mr. Lant will deliver later this morning. Please note that forward-looking statements are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

These risks are discussed in more detail in the corporation's Annual Report and Form 10-K for the year ended December 31, 2011 under the section labeled Risk Factors. A copy of the Annual Report and Form 10-K is available in the back of the room and also in the Investor Relations section of our website at the link for SEC filings.

Please also note that any discussion at this meeting about the proposed Fortis transaction does not constitute a solicitation of a proxy from a shareholder with respect to that transaction. Shareholders will receive in approximately three to four weeks a definitive proxy statement regarding the proposed transaction. A special meeting of shareholders is tentatively scheduled to be held in June to review and approve the proposed acquisition by Fortis.

Steven Lant: Thank you, Denise. Again, we appreciate your interest in coming here today and your personal participation in the business of this meeting. This is a meeting to vote on the items specified in the Notice of Meeting of Shareholders and in the Proxy Statement as filed with the Securities and Exchange Commission and sent to you in March.

There are three matters to be voted on at this meeting. The first matter is the election of nine nominees to serve as directors, all of whom have been nominated to be reelected at this meeting, each to serve a one-year term to expire at the Annual Meeting of Shareholders to be held in 2013 or until a successor is elected and qualified. In this connection I point out that the directors' terms of service may end prior to the next Annual Meeting of Shareholders if as we expect the acquisition of CH Energy Group by Fortis Incorporated is finalized prior to the scheduled date of the annual meeting in April of 2013.

The second is the matter of the non-binding advisory vote on the compensation of the named executive officers as disclosed in the 2012 Proxy Statement and, thirdly, ratification of the appointment of PricewaterhouseCoopers LLP and as the corporation's independent public accounting firm for 2012. In a few minutes I will review in greater detail each of these agenda items.

Only those persons who are shareholders of record on March 1, 2012 are entitled to vote on the matters before this meeting. We have placed on each chair a copy of the agenda and a set of rules of procedure that govern this meeting.

I will be delivering a presentation to later this morning. I believe that the presentation will serve to anticipate some questions that you may have. Therefore we request that you reserve your questions or comments until the question-and-answer period noted in the agenda.

In addition, the employees of CH Energy Group and its subsidiaries present here today are wearing distinctive name tags so they can be easily identified if you would like to discuss anything with us following the meeting. We welcome your interest on any subject.

The Proxy Statement sent to shareholders noted that representatives of PricewaterhouseCoopers LLP, the corporation's independent accounts, would be present at this meeting. And I would like to introduce them to you at this time, Sean Firner and Tom McGinnis, the partner assigned to our account. Thank you, gentlemen, for being here today. As indicated in the Proxy Statement these representatives will be available to respond to any appropriate questions during the question-and-answer period.

I would like to now introduce the members of your incumbent board of Directors, all of whom have been nominated to be reelected at this meeting, each to serve a one-year term to expire at the Annual Meeting of Shareholders to be held in 2013 or until a successor is elected and qualified. I would ask each Director to stand for a moment as I introduce him or her. And I would ask that you withhold your recognition until all have been introduced.

Margarita K. Dilley has been a Director since 2004. She is a consultant and former vice president and chief financial officer and a Director of Astrolink International LLC, a satellite telecommunications firm. Ms. Dilley is chair of the audit committee and a member of the governance and nominating committee. I note that with respect to Ms. Dilley's membership on the audit committee the board of Directors has determined that Ms. Dilley meets the Securities and Exchange Commission criteria for an audit committee financial expert and the New York Stock Exchange standard of having accounting or related financial management expertise.

Steven M. Fetter has been a Director since 2002. He is the President of Regulation UnFettered, an energy industry advisory firm. He is the former Chairman of the Michigan Public Service Commission and was the majority counsel of the Michigan State Senate. He also served as the group head and managing Director of the Global Power Group at Fitch Ratings. Mr. Fetter is chair of the governance and nominating committee and he is a member of the audit committee.

Stanley J. Grubel has been a Director since 1999. He is a consultant and was most recently vice president and general manager of Philips Semiconductor Manufacturing, and before that Chief Executive Officer of MiCRUS. Mr. Grubel is chair of the compensation committee and a member of the audit committee.

Manuel J. Iraola has been a Director since 2006. He is the Chairman, President and Chief Executive Officer of The Aloaris Group and he is the former president of Phelps Dodge Industries. Mr. Iraola is a member of the strategy and finance committee and the compensation committee.

E. Michel Kruse has been a Director since 2002. He is the former Chairman and chief and senior advisor of the Financial Institutions Group of UBS Warburg. He is also a former vice chairman and chief financial officer of the Chase Manhattan Corporation. Mr. Kruse is the chair of the strategy and finance committee and a member of the audit committee.

Edward T. Tokar has been a Director since 2009. He is a Senior Managing Director of investments at Beacon Trust Company and a trustee at Gabelli Dividend and Income Trust as well as the Gabelli Global Deal Fund. He is the former Vice President of Investments at Honeywell International and former CEO of Allied Capital Management LLC. Mr. Tokar serves on the compensation and the strategy and finance committees.

Jeffrey D. Tranen has been a Director since 2004. He is Senior Vice President of Compass Lexecon, a consulting firm, the former president of New England Power Company and the former president and chief executive officer of the California Independent System Operator which operates the electric transmission system in California. He also served as the President and Chief Operating Officer of Sithe Northeast Incorporated. Mr. Tranen is a member of both the governance and nominating and the strategy and finance committees.

Ernest R. Verebelyi has been a Director since 2006. He is the non-executive chairman of the Columbus McKinnon Corporation and he is the former president Americas Terex Corporation. He is the former Executive Vice President of both General Signal Corporation and the Emerson Electric Company. Mr. Verebelyi is a member of the governance and nominating committee and compensation committee.

I, Steven V. Lant, am Chairman of the Board, President and Chief Executive Officer of CH Energy Group. I've been a Director since 2002. I would appreciate your joining me in now recognizing the members of CH Energy Group's board of Directors.

I would now like to introduce the individuals who together with John, Denise and myself are the officers of CH Energy Group and its subsidiary companies, including the corporation's regulated utility, Central Hudson Gas & Electric Corporation, and the holding company for our competitive businesses, Central Hudson Enterprises Corporation which we call CHEC, or check. They are seated in the front rows and I would like each to stand for a moment when introduced. I would ask that you withhold your recognition until all officers have been introduced.

From CH Energy Group we have Jim Laurito, Executive Vice President of CH Energy Group and the President of Central Hudson; Chris Capone, Executive Vice President and Chief Financial Officer of CH Energy Group and President and Chief Financial Officer of CHEC; Kim Wright, Vice President -- Accounting and Controller; Stacey Renner, treasurer; and Joe Koczko of Thompson Hine, Assistant Secretary.

From Central Hudson Gas & Electric Corporation we have Charley Freni, Senior Vice President -- Customer Services; Tom Brocks, Vice President Human Resources, Environmental Health and Safety; Anthony Campagiorni, Vice President -- Business Development and Governmental Affairs; Paul Colbert, Associate General Counsel -- Regulatory Affairs; Paul Haering, Vice President -- Engineering and System Operations; Tom Jansen, Chief Information Officer; Mike Mosher, Vice President -- Regulatory Affairs; and from CHEC we have Randy Groft, Executive Vice President and President and Chief Operating Officer of CHEC's fuel oil distribution subsidiary, Griffith Energy Services Incorporated; and Mark Wagus, Chief Financial Officer and Treasurer or Griffith.

We thank you for your continued confidence in the management and the board of directors of CH Energy Group and its subsidiaries. I would now appreciate your recognition of the officers of our corporation.

We will now proceed with the business of the meeting. In accordance with the provisions of the bylaws the board of directors fixed March 1, 2012 as the date on which shareholders entitled to notice of and to vote at this meeting should be determined. Will the secretary please present a copy of the Notice of Meeting and related papers?

Denise VanBuren: I present a copy of the Notice of Meeting together with proof of due and proper service by mail upon each shareholder of record entitled to notice of and to vote at this meeting pursuant to laws and to the bylaws of the corporation. The Notice and form of Proxy Statement together with the form of proxy and a copy of the Annual Report were either mailed in prepaid envelopes addressed to each shareholder of record entitled to the notice or sent via electronic notification as per the shareholder's preference.

Steven Lant: The papers referred to by the secretary will be preserved in the corporation's records. Computershare is the transfer agent and registrar for CH Energy Group's common stock and has the responsibility for keeping the record of shareholders. Corporation Election Services is responsible for tallying the voting results at this meeting.

The signed proxies for this meeting were returned to corporate election services for tally and I hereby appoint the Corporate Election Services representative here today as Inspector of Election for this meeting. The appointed inspector's verification on the voting will be attached in the minutes of this meeting. Will the secretary please report on the representation at this meeting?

Denise VanBuren: At the close of business on March 1, 2012, the record date, there were issued and outstanding 14,909,358 shares of common stock of CH Energy Group, the only stock entitled to vote at this meeting. At this meeting more than a majority of the total number of shares of common stock outstanding is represented either in person or by proxy. And there is a quorum for the transaction of all business to come before this meeting.

Steven Lant: As I noted earlier there are three matters to be voted upon at this meeting. Each of the matters will be presented and then a call for a vote on the matters will be made.

The first matter to be voted upon is the election of nine directors to serve for one-year terms to expire at the Annual Meeting of Shareholders to be held in 2013 or until a successor is elected and qualified. I now ask the secretary to place into nomination the candidates who have been proposed by the board of directors and whose names are set forth in the corporation's Proxy Statement.

Denise VanBuren: On behalf of the board of directors I hereby nominate the following persons for election as directors to serve on-year terms to expire at the Annual Meeting of Shareholders to be held in 2013 or until a successor is elected and qualified, Margarita K. Dilley; Steven M. Fetter; Stanley J. Grubel; Manuel J. Iraola; E. Michel Kruse; Steven V. Lant; Edward T. Tokar; Jeffrey D. Tranen; and Ernest R. Verebelyi.

No other nominations were received from any CH Energy Group shareholder of record in accordance with the procedures set forth in the corporation's bylaws. As noted in the corporation's proxy statement the board of directors recommends a vote in favor of Ms. Dilley, Mr. Fetter, Mr. Grubel, Mr. Iraola, Mr. Kruse, Mr. Lant, Mr. Tokar, Mr. Tranen and Mr. Verebelyi.

The second item is the approval of the non-binding advisory vote on the compensation of the named executive officers as disclosed in the 2012 Proxy Statement. The board as was noted in the Proxy Statement recommends that the shareholders of the corporation vote in favor of this proposal.

And finally the third matter on the agenda for today's meeting is the ratification of the appointment of PricewaterhouseCoopers LLP as the corporation's independent public accounting firm for 2012. As noted in the Proxy Statement the board recommends that the shareholders of the corporation vote in favor of this ratification.

Steven Lant: We shall now proceed to the voting on the items before the meeting with each shareholder casting one vote by ballot or by proxy for each share of common stock standing in his or her name on the books of CH Energy Group at the record date. At this time the ballot relating to the election of the nominees and to the other items as executed by the corporate proxies designated for the meeting is being submitted to the Inspector of Election.

If you have already sent in your proxy or voted by telephone or by using the Internet it is not necessary to vote by ballot at this meeting unless you wish to do so. If you wish to vote by ballot please hold up your hand so that one can be given to you. I note that by signing the ballot at this meeting you will revoke the proxy you may have previously submitted.

Would anyone like to vote by proxy? I see two hands. We will wait just a few moments until all of the submissions are completed.

I see that all ballots have been submitted. The polls for voting at this annual meeting are now closed. I now ask the Inspector of Election to tally the ballots submitted in connection with the matters voted upon at this meeting. I would now like to take the opportunity to summarize our 2011 results and our plans for the future.

Good morning and one again welcome everyone. Let me begin by reminding everyone of Denise's caution about reliance on forward-looking statements. And I need to point out to you that the remarks I'm going to make regarding Fortis are not a proxy solicitation and you will be receiving a proxy shortly which will have detailed information about on the transaction. And you should read that carefully and rely upon that document to make your decision on how to vote.

So now let me proceed with a presentation that really is somewhat different than it has been in the past that has two topics, first, a review of a very eventful and exciting year in 2011, but also I want to talk about the Fortis transaction. This meeting is not the meeting at which we'll be voting on that transaction as you heard earlier. There will be a special meeting in a couple of months' time, but this is an ideal opportunity for me to review the highlights of that transaction and to answer some questions that you may have about it. So I will do that in the second half of my presentation.

2011 was a very eventful and memorable year and there were really four major reasons for that which I'll cover one at a time. The first was the work we did to complete the strategic shift that we had announced in 2010.

We also had an excellent year from the standpoint of our earnings and the trend in our core earnings. We achieved a number of important milestones that I wanted to review with you and we had the most exceptional year in our 110-year history from the standpoint of storm response. And I want to review those accomplishments with you.

So starting with the strategic shift, in October of 2010 we announced that we were intending to change our strategy to become a more focused organization focused exclusively on energy delivery through our primary subsidiaries, Central Hudson and Griffith.

And in order to bring that about we would divest our renewable energy portfolio, use the cash that those divestitures created to retire our stock, repurchase a portion of our stock which would have the effect of causing our earnings per share to rise, and to retire debt that we had issued to fund the renewable energy portfolio with the result that we would be a more focused organization going forward and that we would concentrate on investing in our delivery system at Central Hudson, and growing the customer base at Griffith and making investments that would allow us to increase our customer satisfaction and the quality of our service at both Griffith and Central Hudson.

I'm very pleased to report that under the able leadership of Chris Capone we were able to complete that strategic shift in the divestiture of the elements of the renewable portfolio one plant or one project at a time. There were a variety of projects and each had a separate market niche that the potential market resided in. And so these divestitures occurred one at a time throughout the year, but by the end of the year we had completed the project as we had set forth.

And as planned we used the proceeds to repurchase stock throughout the year, but we had an accelerated repurchase with the largest proceeds from the Shirley divestiture in August. The cumulative result of all the share repurchases from late 2010 through the middle of 2011 was to increase our earnings per share by about 6%. We repurchased about 6% of the then outstanding shares and that has the effect of lifting our earnings per share by an equivalent 6% or about $0.20 per share.

And that effect was realized partly in 2011. The rest is annualizing into 2012, but that is a permanent uplift in the earnings per share of the Company. And we also repaid about $20 million of debt that was outstanding against the Shirley Wind project.

Now partly as a result of the accretion from the share buyback, but more due to the strong performance of Central Hudson we saw a very good increase in our earnings per share in 2011, 22% from $2.44 to $2.97. More importantly that continued a strong trend in our core earnings. And let me just define for a moment what I mean by core earnings. These are the earnings of the Company as it currently exists going forward, Central Hudson and Griffith with the renewable energy stripped out of the history as well as unusual items and timing differences normalized out of the years prior to 2011.

For those of you who are interested in seeing a reconciliation between our GAAP earnings and what we're portraying here as core earnings a slide will be available on our website on the website version of this talk showing that reconciliation. But clearly you can see a strong trend of increase in core earnings, especially over the last two years.

So the culmination of our strategic shift was very positive for shareholders, a strong trend in our core earnings growth, lower volatility going forward. Frankly the renewable energy portfolio had been a source of volatility, and a reduction in our dividend payout ratio on core earnings into what we felt was our financial comfort zone of less than 70%. So therefore we felt comfortable increasing the dividend and our board authorized an increase effective November 1st of last year of about 3% from $0.54 to $0.555 cents. And that annualizes to $2.22 per year.

Now as a result of this excellent performance by our Company our stock price and our total return have performed very well. So let me just review this chart with you.

This is showing the five-year cumulative total return of CH Energy Group in blue, our peer group, the Edison Electric Institute, the electric utilities in the country in yellow, and the S&P 500 in red. The S&P 500 is the broad market index that represents about 85% of the market capitalization of stocks traded in the US.

So what this chart is showing is if you invested a hypothetical $100 five years ago at the end of 2006, how much money would you have five years later if you had reinvested all of the dividends that you received during the period and benefited from the appreciation of the stocks that you owned? And what you can see here is that the S&P 500 was strongly down during the financial crisis and recession, strongly recovered but effectively at $99 was the same as $100 that you started with, so no net return from the broad market stock index over that five years.

The EI index also had a pattern of up and down and back up with a total return that was positive of about 23%. But CH Energy Group had a much stronger performance increasing by about 41% over that five years, so a very strong performance both against the broad market and against our peer group.

Now let me turn the topic to some of the major milestones and accomplishments during the year of which we are very proud. In March of 2011 we received the Edison Electric Institute Recovery Award for the Twin Peaks storm, which we recounted in detail at last year's meeting. And we have displayed the EEI Award over here on the pedestal, and it is quite a handsome trophy for the Company.

In April we reached a five-year labor agreement with our labor union, Local 320 of IBEW, which put in place an even greater framework of cooperative effort between ourselves and our labor union. One of the reasons why we have been so successful and have responsive service and affordable rates is the excellent relationship we have with our labor union.

And then in May the PSC released the management audit that we have been working on for some time. The PSC has in place a policy under which all of the major utilities in the state are reviewed on a cyclical basis. And they chose a company named Northstar to conduct that review of Central Hudson. And we worked collaboratively with Northstar. And 20 recommendations came out which we heartily endorsed and set to work on implementing. And eight have been completed so far. The remaining 12 we are working on and they are on schedule. So we look forward to all of these recommendations making us a better company.

Then came the major storms of the year, Tropical Storm Irene in August and just two months later the snowfall storm. You may recall at last year's annual meeting we talked about our culture of continuous improvement and the efforts we were making to accelerate that culture by implementing what we called our bridge to excellence program which was really modeled after the walkway over the Hudson, a very great landmark here in the Hudson Valley to demonstrate how we were going to transform our Company from great to greater.

And we trained our employees in lean six sigma techniques to bring that about. And I must say the enthusiasm and the creativity of our employees has been on display and we have been able to identify dozens and even hundreds of potential ways to improve our business. And we have implemented over the course of 2011 84 projects that have realized $4 million in total benefits to us. And that is just in the first full year that the program has been in place.

Another thing that we focus a lot of our time on is achieving the quality measures that the Public Service Commission has put in place for a gas and electric service. And there are at least a couple of dozen of these service quality measures that we focus on. And it's very important that achieve them.

They are important in their own right because they represent the aspects of service that our customers care about, but there are also financial penalties to us under our rate plan if we fail to achieve the thresholds. And I'm pleased to see, say that we have achieved every single one of the service quality metrics and for most we achieved a strong trend of improvement year-over-year, which is what we want to see. That's what continuous improvement is all about.

Now Griffith Energy Services, our fuel distribution company, had a more difficult year in 2011. Griffith faced a tough external environment starting with oil prices, which rose 30% during the year, and a warm winter as well as an economy that was improving, but still not strong. But despite these headwinds because of a lot of very effective cost management by the Griffith management team we were able to bring in earnings that were just slightly down from the prior year, $0.10 versus $0.11. And we were able to make attractive tuck-in acquisitions that set up for us earnings growth in future years.

Now we want to talk about storm response, which was really the operational story of the year. And what this chart is displaying is the restoration expenses that we've incurred over the past decade or so. So if we look at this history of the decade of the 2000s you can see that our storm restoration cost, which is a good measure of the amount of storms we had and the effort it took to restore service, varied between $2 million on the low end to about $10 million on the high end, averaging about $5 million over this decade.

And that level is our long-term average and that's the level that is built into our rate plans. Now in 2010 we had the Twin Peaks storm which drove our storm expense to over five times the historical level. And at the end of 2010 we all thought that we had seen the worst year we ever would, but that had truly been an anomaly, but 2011 was even more stormy by far and we incurred over $35 million in storm expense. And that's seven times the long-term average, so a very, very stormy year indeed.

And it started really right at the beginning of the year with icy conditions in the first quarter of the year. We had two icing conditions on our gas system that caused interruption. The one in Kingston caused us to bring in mutual aid, which is really quite unusual for a gas emergency.

Then in March we had a significant ice storm in the Northeastern quadrant of our service territory. It affected only a quarter of our territory. Yet the ice buildup was quite thick. This kind of picture is something that we dread to see and it was a $2.5 million restoration for that ice storm, but really Mother Nature was just getting started with us.

And then came the really big storm starting with Irene. I'm sure you all recall Irene. It was a very big storm that was predicted on all of the news stations a good week in advance. And I must say the storm did take shape and follow the path almost exactly as predicted with a week's notice, which is really highly unusual.

When it hit New York it had just been downgraded from a hurricane to a tropical storm, but nevertheless it packed quite a wallop and the extremely windy conditions caused interruptions to about 60% of our customers, 180,000 customers in total. And that made it the second worst storm we had ever experienced less than a year and a half after Twin Peaks, the worst storm we had ever experienced.

And what made this storm different was not only was it an electric emergency, but a gas emergency as well due to flooding. There was so much rain that we had a number of road washouts, bridge washouts, but also gas pipeline washouts. And that really created another set of challenges for us.

Then less than two weeks, excuse me, two months later came this very unusual October snowstorm. We had a very mild wet and warm fall and as a result the leaves were late in changing and falling off the trees. And so we had this combination that we also hate to see, green leaves and heavy snow. And that created a lot of damage. We had the third worst interruption in our history, 52% of our customers interrupted by snowfall.

So let me just describe what we do when we're faced with this kind of an emergency. Typically what this curve is showing is the number of customers who were without service at various points in time during a storm. We call it a restoration curve.

So you can see here that when the storm hits it usually hits very abruptly and very hard. And the restoration curve goes straight up. And within a few hours all of the damage is done and then the storm moves on.

And then we go into damage assessment mode. We then prioritize the repairs, mobilize our resources and get the repairs done. And what we're trying to achieve with that is to bring, is to have this curve fall as quickly as possible. That means we are restoring as many customers as quickly as we can.

If we were to do all of the repairs without prioritization the curve would look more like that. So we're trying to make it as that convex as possible. Here we did an especially good job. You can see that within two work days, the 30th and the 31st 50% of our customers have been restored, within four work days 90%. This curve compares very favorably with the neighboring utilities that were hit by the same storm and that's what we're trying to achieve.

This chart is showing the restoration curve for the three big storms we have experience in 2010 and '11, starting with the blue line, Twin Peaks. And you can see why we call this Twin Peaks because it has two peaks. We're very creative with our names.

Here we have a snowstorm. We were 50% restored when we were hit by a second worse snowstorm, and the peak level of outages occurred and then a very good steep restoration curve from there.

Irene is shown in red. Here you can see the abrupt peak and then the restoration. The gold color is snowfall, more outages and a quicker restoration than Irene.

Now every storm is different and the damage is different. Clearly a tropical storm and a snowstorm are very different storms, but those weren't the only reasons why we were able to restore service a little bit faster with snowfall than Irene. In the case of Irene that was a huge storm that affected the East Coast from Florida to Maine. More than six million customers were without service in that swath and so mutual aid was spread very thin across the entire country. We wish we could have gotten more help. We were very grateful for the help we did get.

We also had the flooding. The bridge washouts, the road washouts made it very difficult to get around and do damage assessment and repairs for the first two to three days. And I know it was a nightmare for the municipal officials who were trying to perform their emergency responsibilities as well.

Then in the case of snowfall because it affected a smaller swath of territory we were able to have more mutual aid and we had less problems getting around. And that was really probably the best restoration we have ever had.

And as a result of that we were once again recognized by EEI this past March, last month. We had the honor again of receiving the Emergency Recovery Award for the second year in a row. And for a company our size to be recognized nationally two years in a row is really extraordinary and it really goes to the great effort from top to bottom of this organization starting with Jim Laurito and Charley Freni who led the effort, but every single employee and all the mutual aid crews that we had.

And thanks to all this practice that we've had with the severe weather we've been experiencing I think we really have distinguished ourselves when it comes to emergency response. There are really multiple aspects of emergency response that all have to be done well that have to dovetail together. Otherwise it just isn't the best effort that our customers deserve.

It starts with planning. When we see the forecast we try to anticipate where and when the storm will strike, what damage we can expect, logistics, getting people and materials staged in the right places so that that prioritized work plan can go smoothly; productivity, keeping our crews working those long 16-hour days, but very effectively on the right projects as quickly as possible, especially our mutual aid crews who are really working in foreign territory; and then communication, communicating with our customers, elected officials, regulators both before the storm hits, during the restoration phase, telling them what's going on and when they can expect their service to be restored; and most importantly, safety. We have to keep our customers, our employees and our mutual aid responders safe throughout these restorations and we've done an outstanding job of all aspects of emergency response.

So now let me change the topic to the Fortis transaction. As I indicated this meeting is not the meeting at which we'll ask our shareholders to vote, but it is a great opportunity to discuss the transaction, why the board feels it is a compelling opportunity and to give you some sense of the process that will be followed.

So on February 21st we announced that we would be acquired by Fortis Incorporated subject to shareholder and regulatory approval. A Proxy Statement will be sent to you in approximately three weeks time which will detail the deliberations and the rationale that went into the board's decision to enter into that transaction. And a special meeting will be held in about two months' time. So today I will give you a high level overview, but again I must ask you to carefully read the Proxy Statement that you will receive in about three weeks.

So the first question you may have in your mind having heard the announcement was who is Fortis? Fortis is not a household name in the United States because they're a Canadian company, but they are an excellent utility. They're the largest publicly-traded utility in Canada. They serve about two million customers, which is about six times as many as CH Energy Group serves.

Fortis is a utility company, a regulated utility company committed to that business and they have an excellent and long track record in serving their customers and their shareholders very well. This is a map showing where Fortis operates. This is the southern part of Canada here. They are headquartered in St. John's, Newfoundland.

They've got operating utilities in Newfoundland, Prince Edward Island, Ontario, Alberta and British Columbia. They own a small amount of hydro generation in Upstate New York and they have small distribution utilities in the Caribbean, but they're centered most, the vast majority of their customers are there in Canada.

Now one of the more unique aspects of the way Fortis is organized is they employ what they call a federation model under which each of their utility companies under the Fortis umbrella operate with substantial autonomy. They believe, and we certainly agree, that success in the utility business depends on local relationships with customers, regulators and elected officials, local knowledge about the economy, and the culture and the traditions of each jurisdiction, and therefore local decision making by people who are steeped with knowledge of those things. And Fortis truly believes as do we that that is the formula for success in the regulated utility business.

They're also a conservative company with a strong balance sheet and an A credit rating because they understand as we do that a capital-intensive business like a utility business has to have a very strong bond rating and strong financials. And Fortis is a company that is committed to the regulating utility business that wants to invest in utility infrastructure and grow in the regulated utility industry just like CH Energy Group.

So why did our board decide that this was a good transaction for shareholders, and agree to support this transaction and unanimously recommend it to you for approval? The consideration that Fortis offered is $65 in cash. Now $65 is a number and most numbers needs to be compared to other numbers to provide some context so they can be evaluated to determine just how compelling they are. So I'm going to try to give you a few of those metrics that our board looked at, but again more details will come to you in the Proxy Statement.

Let's start with the multiple of our most year's earnings. I mentioned a few slides ago that our earnings were $2.97 in 2011. Well this offering price, $65, is nearly 22 times our most year's earnings. And that multiple, 22 or 21.9, is near the top of the range of comparable transactions. We looked at 26 transactions in our industry dating back to 1999. That was the universe of comparable transactions we looked at and it is a really full universe to look at.

In addition to it being a high multiple of our trailing earnings it was a 9.5% premium to our all-time peak trading price. And that represents a premium that is also very near the top of the range of those 26 comparable transactions.

Two other very important metrics that we considered, when a company acquires another what they're really buying is not the historical income and cash flow stream, but the future earnings and cash flow stream. So what this comparison is showing is the one-year forward multiples of earnings and cash flow. So if this deal goes forward the first year that we will be part of Fortis would be 2013. So we're looking at projections for 2013.

Now in the comparable transactions the earnings per share multiple range was 11.9 to 19.8. $65 a share represents a multiple of about 19.3, very near the top of the range. If we look at cash flow, cash flow is most often measured by a metric called EBITDA, earnings before interest, taxes, depreciation and amortization. The range for these 26 comparable transactions is 6.3 to 9.2. The Fortis offer is 9.1 times projected EBITDA, right at the very top of the range.

So in addition to the compelling multiples that the $65 dollar represented there were another set of considerations that the board considered. And that was looking at the potential risks to our share price going forward and the ability to lock in a premium value now, and in so doing avoid exposure to those downside risks.

So what are some of those downside risks that were potential concerns, really three major ones, interest rates, dividend tax rates and market preference cycles. Let's start with interest rates. I think most of you are CD investors and you are probably painfully aware that interest rates are very near historical lows. They are truly very, very low.

Now utility stocks are highly correlated with interest rates. And as interest rates fall utility stocks tend to rise because the dividends they pay become more and more attractive against comparables like bond yields and CD rates.

So in the board's view interest rates were more likely to rise over the future than they were to fall. Frankly they don't have much further to fall.

We also looked at dividend tax rates. The dividend tax rate was reduced about ten years ago and it had a positive effect on utility valuation, but I think we are all aware that the federal budget deficit is quite a problem and that there are serious proposals on the table to raise many different tax rates including dividend tax rate. And if that were to occur that would have a downward influence on utility valuation.

And then market preference cycle, you saw on one of my earlier charts that the utility index had outperformed the broad market index very significantly over the last five years. During recessions investors like stability. They don't like volatility. They become defensive and utility stocks are preferred, but as the economy improves, and we all hope it will, there may well be a reversion to a greater focus on growth. And there may be a swing in that preference cycle away from utilities and toward the broad market index.

We also considered our other constituencies. Obviously the impact on shareholders of this deal was extremely important and again we thought it was compelling, but we also were concerned about our customers, and employees and the communities we serve and how would this transaction affect them.

And we were very pleased to see as we did more and more research about Fortis that they have a very strong track record of corporate stewardship taking good care of their constituencies, the communities they serve, the employees that they have and their customers. They are committed to public and employee safety just like us. They are committed to satisfying customers just like us.

They care about developing employees and giving them good careers just like us. And they are committed to being part of the communities they serve and supporting the communities with charitable contributions and volunteer help by their employees just like us. So this is really an excellent cultural fit between two companies.

Now I want to now outline with you what the next steps would be in terms of the timeline and the actions that need to be taken to bring this opportunity to closure. The first step will be the sending to all of our shareholders of record a Proxy Statement that will be devoted to this subject only. And that is going to be mailed on or about May 11th, and then a special meeting of shareholders five weeks later at which the vote will be counted, so we will have a pretty intense proxy solicitation period.

And it is very, very important that all of our shareholders respond. Every vote counts and we certainly want to hear from all of our shareholders. But in addition to shareholder approval there are other regulatory approvals required before we can close, starting with the Federal Energy Regulatory Commission. Now we made our filing with the Federal Energy Regulatory Commission yesterday. We expect it to be fairly routine and we expect to get approval in about two months' time.

There are two other filings that we have yet to make, but which we will make over the course of the spring and summer with the Federal Trade Commission and with the Committee on Foreign Investments. In both cases we expect those filings and those approvals to be routine because this transaction does not really raise the concerns that these organizations typically review.

The largest proceeding from a standpoint of both time and effort and timeline is very likely to be that with the New York Public Service Commission. The New York Public Service Commission is our primary regulator and under the public service law in New York State they have jurisdiction over the transfer of utility assets. And they have a standard under which they have to review those proposed transfers and the standard is that they need to be in the public interest. And that is a positive standard so the public interest needs to be advanced by the transaction. That is the standard that we need to demonstrate.

So they will have a proceeding which they've just initiated that will probably take several months for them to make their determination as to whether or not this transaction is in the public interest. Now last Friday Fortis and Central Hudson jointly filed an application which we feel makes a strong case that the transaction is in the public interest.

We identified quantifiable benefits to our customers of $20 million over the first five years that this transaction will create. And we feel that that is a very good demonstration of public benefit, but there are a whole list of other less quantifiable benefits as well, including enhanced access to capital by a bigger corporation and shared best practices will be one of a half a dozen operating utilities under one family that can share best practices over time.

Now once all of the approvals are in place, shareholder and regulatory approval, and again we expect the last of those approvals to be received to be that of the New York Public Service Commission, we will be in a position to close the transaction. We are projecting that that will occur in the first quarter of 2013. It could be a little earlier than that, perhaps the fourth quarter this year, but it also could slip into the second quarter of 2013. So this is the best estimate at this time and it will depend on the New York Public Service Commission proceedings.

So now let me summarize what was really a memorable year leading to a memorable first quarter of 2012 for CH Energy Group. We set forth some great challenges for ourselves going into the year, the strategic shift that I mentioned. And we executed it very effectively and made very good strategic progress.

We also had some very serious unforeseen problems or unforeseen challenges in the form of the stormiest year in our history. And we rose to the occasion, did an outstanding job and received industry-wide recognition for our efforts.

The net result of our investments, our strategic shift and the efforts of all our employees is that earnings were strongly up. Our risk profile was down. Our dividend was higher. Our share price had performed very, very well both in absolute terms and compared to our peer group and the broad market, so with a very, very successful year for us, put us in the position even though it was not our intent to be in line to receive a compelling acquisition offer from Fortis, which again has occurred and which we think is a great opportunity for our shareholders. It gives us the opportunity to lock in a premium value at very attractive multiples.

So the next step again is a special meeting which will be held within the next couple of months to approve the transaction. The board unanimously recommends that you do so, but again please carefully read the Proxy Statement that you will receive shortly and please be sure to vote. It's very important that every share be represented and every voice be heard.

I truly appreciate your attention and I'm looking forward in a few moments to answering your questions. Thank you very much.

+++ q-and-a

Steven Lant: I now invite any questions which you may wish to ask concerning the affairs of CH Energy Group. If you have a question please come to one of the three stationary microphones, both sides and the middle of the room.

Before you ask your question please identify yourself. In the interest of everyone's time and in order to give everyone an opportunity to speak we request that each shareholder ask no more than two questions and we'll limit the time for each shareholder to ask questions to three minutes. Who would like to ask the first question? Sir?

Peter Raylude: [Peter Raylude] from Rhinebeck, New York. First of all I want to thank you personally for the restoration you did on our service. And I want to say it was very great. And secondly I want to thank you for the use of this room for our prostate cancer support group meetings that we have here monthly, so a great thing.

So as a customer of Central Hudson I have two comments. You had apparently all as an electric utility are trying to get your customers to use less electricity. You tell us that it will save money, but you are selling less electricity.

You go to the Public Service Commission for a rate increase based on lesser usage, but you get the customer ends up paying more for less. Second, you frequently say to [donors] with a graph that a customer is using too much electricity. At least we get it frequently.

You show a curve of usage. If that customer has electric heat usage will go up with cold weather. You then show a nearby customer also using electric heat. Those say to us have a flat curve for the entire year for those neighbors. If any of you believe that a customer with electric heat has flat usage all year long please resign before the termination of this meeting. Thank you.

Steven Lant: Let me address the first question first. Yes, we do promote energy efficiency and we think that's something our customers want us to do. And when a customer uses less they save money.

We have in our delivery rates a mechanism called a revenue decoupling mechanism which effectively makes us whole for the reduced usage, but the customer is still saving the energy or the supply charge, so less fuel is being burned and less cost is being incurred. And that savings is a permanent savings for the customer. Their bill is lower forever.

There is no claw back that makes the customer worse off for having conserved energy. And I'm sorry there's a misconception about that, but that is just not the case. The supply amount is saved and it's a permanent savings.

Now relative to your letter you sent there's a company called Opower that we're using as part of our energy efficiency promotion. And the Opower letter compares your usage against your neighbors. And in your case we apparently have a coding problem where we're not comparing you to other people with electric heat. I apologize for that. Sometimes we do have customers who are not coded correctly and we try to rectify that when we find out about it. So we'll one of our representatives speak to you and we'll make sure we get you coded properly. So I apologize for that.

Is there another question?

Ruth Aldridgescow: My name is [Ruth Aldridgescow] and I live at 29 Fairway in the town of Poughkeepsie. You were talking about cost efficiency. I'm kind of curious to know when you're going to market gas in the Spackenkill community as Hagan School has it. So does the high school. And many people with whom I've spoken would like it.

In fact 20 some years ago when I came to you and Mr. Ganci was a head of this Group I asked for gas. And here we are now and we still don't have it. And we've asked again and again. I know it's cost efficient, but I ask for it for medical reasons and I really needed it and I need it again. That's question one.

When you market it appears to me that there's something lacking in the marketing here. You have to give to get. And when businesses like Home Depot or McDonald's go out they put a business out there. They don't come to you and say well sell my hamburgers for me or sell my appliances in the store. They go out and they do it. You're asking us to market for you when you tell us we have to have so many homes before you'll come to us with a gas line.

Now I checked with my neighbors. Four people last year wanted gas. They went to oil, another neighbor also same way. Now this is just this last year. We've had 20 some years to do this project which I've asked again and again about, even did an efficiency. I've done everything I can within my power and yet I've been turned down. And I've really needed it medically. And I need it again medically. So I'm a little concerned about your strategies regarding marketing gas in the community. Thank you.

Steven Lant: Thank you for the question. And it's a very timely question and let me explain why. If you look at our customer count you'll see that we have four times as many electric customers as we have gas customers. And we serve effectively the same territory so only one in four of our electric customers are gas customers as well.

And that's largely because we have not historically been able to bring gas mains to route our service territory on a cost effective basis. And that's due to two things, the rocky terrain and the low density of the population.

The numbers we've looked at them time and time again have not worked to have us really build out the gas system throughout the entire service territory we serve. Having said that, something has changed which I think may enable us to bring gas to more people, and that is that the price of natural gas versus the price of oil has changed very much in favor of natural gas. So there is an opportunity we think to be a little more aggressive in extending our mains.

Now I don't want to raise your personal expectations because I'm not exactly sure of where you live and whether we'll be able to do it, but directionally we are looking, and Anthony Campagiorni is leading the effort at trying to extend our gas mains more than we have in the past because of this price differential that is beneficial to our customers. And certainly we share your desire to bring gas to more customers, but we have to do it in a way that makes economic sense both for the Company and our other customers.

We can't put them in a position of effectively subsidizing customers that are just truly not economic to serve. So it's a balancing that we are always trying to get right and but I think it's a rebalancing we need to do based on the fact that gas has come down in price.

Can you go to the microphone please so all can hear?

Ruth Aldridgescow: You did go to Hagan which is not very far from us actually. And you did go to the high school. And we're in that development, fairway on the golf course. We're not that far actually. And when I first came to you about it 20 some years ago you said, sure, pay for the pipeline. I said I can't afford that. You've only moved forward maybe one or two houses.

And there are people -- I surveyed them and I went around and asked house to house the furnaces were ready to turn over. And I checked into efficiency. I had my furnace turned over. I had neighbors that wanted it, but I was told try in the next month or whatever. And there seemed to me there was some kind of problem here. There were people that wanted it.

And I just talked to my neighbors yesterday, too bad, and we have four people on our street, four houses to our house that wanted it, but they've been turned down. So I just don't understand how you can market that way, market I don't know. That's just that seems to me a no-brainer and gas is more efficient and gas also is going to be more economical due to the Marcellus situation. I just seems to me that it seems logical that marketing could be done more strategically in that area. Now we've lost all these people.

So I don't know what the answer is. I realize there are rocks, but there isn't that rock in the roadway which you could have gone. And Hagan is not that far from us. It runs down to Burn and Fairway. So I hope you'll reconsider thinking regarding --

Steven Lant: We certainly will. Your situation is one that we do need to reevaluate. And again given the positive turn in natural gas prices I think we will have more opportunities to extend our mains and attach more customers. We're looking forward to doing that and I hope you're one of them.

Another question?

Ray Lanoti: Good morning. My name is [Ray Lanoti] and I live in New Paltz. Last year at this meeting I asked Central Hudson to change the standard operating procedure concerning retaining water at the Dashville Dam in Rosendale. Central Hudson did by deflating a bladder on top of the dam and lowering the water level earlier when predictions called for excessive rainfall and flooding. Flooding became less frequent.

This response proves Central Hudson Gas & Electric can be a good neighbor. They need to go further. A gauge should be installed at the rail trail ridge in New Paltz. This would indicate rising water earlier. They also need to dredge the Wallkill River behind the dam. Many dams across the US have experienced silt and sediment filling their reservoirs. One example is the Hoover Dam and Lake Mead.

As the reservoir, in this case river, becomes shallow the hydraulic pressure on the turbines decreases, resulting in less productivity. If the river channel was dredged more electric could be generated with increased hydraulic pressure without raising the water level and further reducing floods. Please consider these suggestions. Thank you.

Steven Lant: Well thank you for the suggestions. And again I invite you to speak to our engineering group who can evaluate the suggestions you're making. And I appreciate the credit you gave us for our operating procedures, but in some sense I think you're giving us credit for the recent drought that we probably don't deserve, but nevertheless we will look at what you're suggesting and see if we can help in some regard.

Ray Lanoti: The credit wasn't based on the drought. It was based on observations of heavy rainfall including Hurricane Irene. The river level was dropped considerably, but with that amount of rain flooding was imminent. Thank you.

Steven Lant: Well thank you. Are there any other questions? Well hearing no further questions I thank you for your interest in our Company. Oh, I'm sorry.

We now will turn to the final item on the agenda, the report of the preliminary results of voting. The Inspector of Election has submitted the certificate that includes the preliminary voting results for the three items before this meeting, including the election of the directors. Will the secretary please report on the results of the voting?

Denise VanBuren: As for the first item on today's agenda, subject to a final tally a review of the role of shareholders shows that the holders of 9,253,419 shares of common stock have voted personally or by proxy in favor regarding the election of the nominees as follows, Ms. Dilley, 97%; Mr. Fetter, 96%; Mr. Grubel, 94%; Mr. Iraola, 95%; Mr. Kruse, 96%; Mr. Lant, 96%; Mr. Tokar, 95%; Mr. Tranen, 97%; and Mr. Verebelyi, 95%. The results represent a plurality of the shares voted at the meeting and accordingly each director has been elected to serve a one-year term to end in 2013.

Steven Lant: As to the election of the directors, Ms. Dilley, Mr. Fetter, Mr. Grubel, Mr. Iraola, Mr. Kruse, Mr. Tokar, Mr. Tranen, Mr. Verebelyi and myself, each of whom has been elected by you will serve as directors for a one-year term ending at the annual meeting of shareholders to be held in 2013 or until a successor is elected and qualified. On behalf of the entire board of directors I thank you for your continued confidence and support.

Denise VanBuren: As to the second matter on today's agenda, subject to a final tally a review of the role of shareholders shows that the holders of 9,013,897 shares of common stock have voted personally or by proxy in connection to the approval of the non-binding advisory vote on the compensation of the named executive officers as disclosed in the 2012 proxy with 8,224,073 shares or 91% of the total number of shares cast voting for the proposal. The vote represents a majority of the shares voted at the meeting and accordingly the proposal has been approved.

The third item on today's agenda is the ratification of the appointment of PricewaterhouseCoopers LLP as CH Energy Group's independent accountants for 2012. With 11,996,161 shares or 98% of the total number of votes cast voting for ratification the vote represents a majority of the shares voted at the meeting and accordingly the appointment has been ratified.

Steven Lant: Thank you, Denise, and thank you to our shareholders for your support of our efforts. I note that each shareholder received a copy of the annual report to shareholders for the year 2011, including my letter to shareholders, a review of CH Energy Group's operations and financial statements and the opinion of PricewaterhouseCoopers LLP for 2011.

Please note that copies of our annual report which includes the Form 10-K as filed with the Securities and Exchange Commission are available on the table in the back of the room. The document looks like this.

You are welcome to take copies and to visit our website at chenergygroup.com to review online additions of publications including our annual report and other items related to our operations. Is there a motion to adjourn?

Unidentified Company Representative: So moved.

Steven Lant: Is there a second? All those in favor vote aye, aye. Any opposed, vote no? The motion is carried. The meeting is adjourned. Thank you very much.

*     *     *     *

Forward-Looking Statements

Statements included in this transcript and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain shareholder and regulatory approvals of the Fortis transaction on the timing and  terms thereof; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Fortis Transaction and Where to Find It

In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group will file a proxy statement with the SEC, a preliminary version of which was filed with the SEC on April 2, 2012, and intends to file other relevant materials with the SEC as well.  Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters.  The final proxy statement will be mailed to CH Energy Group shareholders.  Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov.  These documents (when they are available) can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group’s website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.

Participants in the Solicitation of Proxies

This communication is not a solicitation of a proxy from any security holder of CH Energy Group.  However, CH Energy Group, Fortis and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from shareholders of CH Energy Group in connection with the proposed acquisition.  Information about CH Energy's directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on February 16, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on March 21, 2012.  Information about Fortis’ directors and executive officers may be found in its Management Information Circular available on its website at www.fortisinc.com. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in CH Energy Group’s proxy statement, a preliminary version of which was filed with the SEC on April 2, 2012, and other relevant materials filed with the SEC when they become available.

Non-GAAP reconciliation of core EPS

	Year ended Dec. 31,
	2011	2010	2009	2008
Total CH Energy Group Consolidated Adjusted
Earnings Per Share (Non-GAAP)	$3.15	$2.78	$2.40	$2.28
Significant Events
Deferral of prior year bad debt write-offs	-	(0.12)	0.10	0.02
Severe storms and unseasonal temperatures	0.34	0.02	(0.11)	0.14
Energy efficiency incentive revenue	(0.11)	-	-	-
Six months of share accretion	(0.09)	-	-	-
Renewable energy investment operations	-	0.03	(0.08)	(0.10)
Pre-payment penalty on early retirement of debt following 2011 divesture	0.11	-	-	-
Net gains on investments	(0.19)	-	(0.32)	-
Impairments	0.14	0.52	0.05	-
Income taxes related to deductions for prior periods	(0.02)	(0.11)	-	-
Total CH Energy Group Consolidated
Earnings Per Share, as reported	$2.97	$2.44	$2.76	$2.22